Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc. Irving Adler, Sr. Director Corporate Communications 203-271-8210	Makovsky & Company Mark Marmur (Media) 212-508-9670	Rx Communications Rhonda Chiger (Investors) 917-322-2569

DAVID W. KEISER TO RETIRE AS PRESIDENT OF ALEXION

Co-Founder Remains On Board Of Directors

CHESHIRE, Conn., November 11, 2008 – Alexion Pharmaceuticals, Inc. (“Alexion,” the “Company,” Nasdaq: ALXN) announced today that David W. Keiser, the Company’s Chief Operating Officer since 1992 and President since 2002, will retire by the end of 2008. Mr. Keiser, a co-founder of Alexion, played a central role in the commercial launch of Soliris® (eculizumab) in the United States and Europe, and helped to build a broad platform for continued growth in those and other territories. He will remain on Alexion’s Board of Directors at least through the expiration of his current term in 2009 and will be available to consult with management and the Board in the future. Mr. Keiser’s responsibilities will be distributed among current members of Alexion’s senior management reporting to Leonard Bell, M.D., Chief Executive Officer of Alexion.

Mr. Keiser joined Alexion as Executive Vice President and Chief Operating Officer shortly after the Company was established in 1992, bringing to the start-up organization nearly 15 years of international experience with leading pharmaceutical companies including Hoffmann La Roche and G.D. Searle. At Alexion, he played a central role in managing the Company’s manufacturing and regulatory efforts, and then initiated the establishment of the Company’s commercial teams in the U.S. and Europe to support the 2007 launch of Soliris, the Company’s first commercial product, a life-changing biopharmaceutical therapy for patients with paroxysmal nocturnal hemoglobinuria, a rare, debilitating and life-threatening disease.

“David is a unique individual and executive and I have enjoyed working with him as Alexion built its global organization. His top-level expertise and broad experience were instrumental in our evolution from the early group of scientists into an international organization that is now able to deliver Soliris to a growing number of patients in a growing number of countries,” said Leonard Bell, M.D., Chief Executive Officer of Alexion and

principal founder of the Company. “Under David’s leadership, we initiated the development of our world-class teams in the U.S. and Europe, and laid a strong foundation for market entry in Asia and the Pacific, the Middle East and Latin America. We are deeply grateful to his numerous, durable contributions to Alexion, and to the people and processes he has put in place to ensure our ongoing success in coming years.”

“I feel privileged to have been a part of what we have accomplished here at Alexion,” said Mr. Keiser. “Our scientists are among the very few in the industry to have produced a major, life-changing biopharmaceutical product, and I am pleased to have had a role in bringing the benefits of Soliris to large numbers of patients worldwide. As I leave the day-to-day operations of the Company, I am gratified by the breadth and depth of Alexion executives who are in place and continue to passionately drive to fulfill our global commitments to patients.”

In addition to his work at Alexion, Mr. Keiser has been active in various industry organizations and community activities and he will pursue these and other personal interests in retirement.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. The Company is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer and autoimmune disorders. In March 2007, the FDA granted marketing approval for the Company’s first product, Soliris for all patients with PNH. In June 2007, the European Commission granted marketing approval for Soliris in the European Union for all patients with PNH. The Company is evaluating other potential indications for Soliris, as well as other formulations of eculizumab for additional clinical indications. In addition, Alexion is pursuing development of an anti-CD200 monoclonal antibody as a treatment for patients with cancer, and evaluating development of other antibody product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharma.com.

[ALXN-G]

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